Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Apple Inc. Deferred Compensation Plan of our reports dated November 1, 2024, with respect to the consolidated financial statements of Apple Inc., and the effectiveness of internal control over financial reporting of Apple Inc., included in its Annual Report (Form 10-K) for the year ended September 28, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
September 26, 2025